Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Rick Fox, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	rfox@inlandgroup.com

INLAND REAL ESTATE CORPORATION

PAYS DIVIDEND TO COMMON STOCKHOLDERS

OAK BROOK, Ill. (June 17, 2004) – Inland Real Estate Corporation (NYSE: IRC) announced that, today, it   paid a cash dividend of $0.08 per share on the outstanding shares of its common stock to common stockholders of record on May 1, 2004.  Inland Real Estate Corporation has approximately 66.3 million shares of common stock outstanding.  The Company’s current annual dividend rate is $0.94 per share, which has been paid monthly on the 17th day of each month to common stockholders of record on the 1st day of the month immediately preceding the dividend payment.  The amount of each monthly cash dividend payment is computed on the basis of a 365-day year using the actual number of days in the month immediately preceding the dividend payment.  The Company anticipates that its next monthly cash dividend will be paid on July 17, 2004 to common stockholders of record on June 1, 2004.

Inland Real Estate Corporation is a self-administered publicly traded real estate investment trust that owns 138 neighborhood, community and single-tenant retail centers located in the midwestern United States.

This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe”, “expect”, “anticipate”, “intend”, “estimate”, “may”, “will”, “should” and “could.” There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s filing on Form 10-K for the year ended December 31, 2003.